Exhibit 23.5
CONSENT OF WRIGHT & COMPANY, INC.
     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Automatic Shelf Registration Statement on Form S-3 (Registration Number 333-134157) of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2005 which uses the name Wright & Company, Inc., refers to Wright & Company, Inc., and includes information from our report prepared for Range Resources Corporation. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

WRIGHT & COMPANY

/s/ D. Randall Wright

By:	D. Randall Wright
President
Brentwood, TN
May 17, 2006